SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )

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National Automation Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL AUTOMATION SERVICES, INC.
2470 Saint Rose Parkway, Suite 311
Henderson, NV  89074

March 19, 2012

To:	The Holders of the Common Stock of National Automation Services, Inc.

Re:	Action by Majority Written Consent in Lieu of Meeting of Stockholders

This Consent Solicitation is furnished by the Board of Directors of National Automation Services, Inc., a Nevada corporation (the “Company”), to holders of record of the Company’s common stock, $0.001 par value per share, at the close of business on February 13, 2012.  The purpose of this Consent Solicitation is to inform and solicit the Company’s stockholders regarding certain actions recommended by the Board of Directors of the Company.  This Consent Solicitation shall be considered the notice required under Section 78.370 of the Nevada Revised Statutes.  This Consent Solicitation provides notice that the Board of Directors has recommended that the stockholders of the Company approve the following items:

1.
To approve an amendment to the Company’s Articles of Incorporation to increase the authorized common stock from 200,000,000 shares, par value $0.001, to 1,000,000,000 shares, par value $0.001 (the “Increase in Authorized Amendment”), and

2.
To approve an amendment to the Company’s Articles of Incorporation to create a class of preferred stock, consisting of 10,000,000 shares, par value $0.001, the rights, privileges, and preferences of which may be set by the Company’s Board of Directors without further shareholder approval (the “Preferred Stock Amendment”).

The above actions to be taken by the Company’s stockholders, if approved, will become effective on or about April 18, 2012 (but is subject to review and approval by OTC Compliance at the Financial Industry Regulatory Authority (FINRA)) and are more fully described herein.

Under the rules of the Securities and Exchange Commission, the above actions cannot become effective until at least 20 days after the accompanying Consent Solicitation has been distributed to the stockholders of the Company.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter that will be described herein.

By Order of the Board of Directors

/s/ Robert W. Chance
Robert W. Chance, Chief Executive Officer

March 19, 2012
Henderson, NV

THERE WILL BE NO SPECIAL OR ANNUAL MEETING OF STOCKHOLDERS.  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING CONSENT AND RETURN IT PROMPTLY AS DIRECTED.  RETURNING YOUR CONSENT IS THE ONLY WAY YOU CAN VOTE ON THE MATTERS PRESENTED HEREIN.

NATIONAL AUTOMATION SERVICES, INC.
2470 Saint Rose Parkway, Suite 311
Henderson, NV  89074

-----------------------------
CONSENT SOLICITATION
-----------------------------

GENERAL INFORMATION

Solicitation, Voting and Revocability of Consent

The enclosed Consent is solicited by the Board of Directors of National Automation Services, Inc. (the “Company” or “NASV”).  No special or annual meeting of the stockholders will take place in connection with the solicitation of consents; the Board of Directors expects that it will obtain consents constituting a majority of its outstanding securities entitled to vote, and that a meeting of stockholders is not necessary.  This Consent Solicitation and the accompanying Consent are first being mailed to stockholders on or about March 23, 2012.

The persons named as proxies in the Consent were designated by the Board of Directors (the “Board”) and are officers or directors of the Company.  Any Consent or proxy may be revoked or superseded by executing a later Consent or proxy or by giving notice of revocation in writing prior to the taking of proposed corporate action.  All Consents that are properly completed, signed and returned to us prior to April 16, 2012 (the “Delivery Date”), and not revoked, will be voted in accordance with the instructions given in the Consent.  If a choice is not specified in the Consent, the Consent will be voted:

1.	FOR the Increase in Authorized Amendment; and

2.	FOR the Preferred Stock Amendment (collectively the “Charter Amendments”).

Our officers or their designees will tabulate Consents.  A majority of shares entitled to vote, represented in a Consent or by proxy, is required to approve the Charter Amendments.  Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately.  “Broker non-votes” are shares of voting stock held in record name by brokers and nominees concerning which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the Consent or proxy or has executed a Consent or proxy and otherwise notified us that it does not have authority to vote such shares on that matter.  Although abstentions and broker non-votes are not counted either “FOR” or “AGAINST” any proposals, if the number of abstentions or broker non-votes results in the votes “FOR” a proposal not equaling at least a majority of the votes required for the proposal, the proposal will not be approved.  This will be the case even though the number of votes “FOR” the proposal exceeds the number of votes “AGAINST” the proposal.

Each share of common stock entitles the holder of record to one vote on any matter coming before it.

Dissenter’s Rights

Under the Nevada Revised Statutes, our stockholders are not entitled to dissenters’ rights with respect to any matter to be acted upon, and the Company will not independently provide stockholders with any such right.

Outstanding Shares and Voting Rights

The only class of our equity securities currently outstanding is our common stock.  Stockholders of record at the close of business on February 13, 2012 are entitled to one vote for each share of common stock held by them.  As of the Record Date, there were 199,138,702 shares of Common Stock outstanding.  A majority of our common stock represented and entitled to vote is required to approve each proposal presented herein.  Holders of the common stock have no preemptive rights.  All outstanding shares are fully paid and nonassessable.  The transfer agent for the Common Stock is Worldwide Stock Transfer, LLC, 433 Hackensack Avenue, Level L, Hackensack, NJ 07601, telephone (201) 820-2008.

Proxies

The entire cost of the solicitation of Consents will be borne by us.  It is contemplated that this solicitation will be primarily by telephone, email, and mail.  In addition, some of our officers, directors and employees may solicit Consents personally or by fax.  Officers and employees soliciting Consents will not receive any additional compensation for their services.  We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in forwarding solicitation material to beneficial owners of shares held of record by such brokers or nominees.

PROPOSAL ONE
AMENDMENT TO THE COMPANY’S
ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED
COMMON STOCK

Increase in Authorized Common Stock

General

On February 7, 2012, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest and directed that there be submitted to the holders of a majority of the Company’s voting stock for approval, the prospective amendment to the Third Article of the Company’s Articles of Incorporation to increase the authorized common stock from 200,000,000 shares, par value $0.001, to 1,000,000,000 shares, par value $0.001 (the “Increase in Authorized Amendment”).

Reasons for the Increase in Authorized Amendment

Currently, the Company is authorized to issue 200,000,000 shares of Common Stock.  Of the 200,000,000 shares of Common Stock authorized, as of the Record Date, there were 199,138,702 shares of Common Stock issued and outstanding, and up to 250,000,000 shares of Common Stock should be reserved for issuance upon the exercise of outstanding convertible debt, warrants, and options, including, without limitation, the benefit plans of the Company.  Consequently, the Company has no shares of Common Stock available for general corporate purposes.

As a general matter, the Board of Directors does not believe the currently available number of unissued shares of Common Stock is an adequate number of shares to assure that there will be sufficient shares available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, stock dividends, stock splits, and other corporate purposes.  Therefore, the Board of Directors approved the increase in authorized shares of Common Stock as a means of providing the Company with the flexibility to act with respect to the issuance of Common Stock or securities exercisable for, or convertible into, Common Stock in circumstances which they believe will advance the interests of the Company and its stockholders without the delay of seeking an amendment to the Certificate of Incorporation at that time.

The Board of Directors is considering, and will continue to consider, various financing options, including the issuance of Common Stock or securities convertible into Common Stock from time to time to raise additional capital necessary to support future growth of the Company.  As a result of the Increase in Authorized Amendment, the Board of Directors will have more flexibility to pursue opportunities to engage in possible future capital market transactions involving Common Stock or securities convertible into Common Stock, including, without limitation, public offerings or private placements of such Common Stock or securities convertible into Common Stock.  There are no specific financing transactions under consideration at this time.

In addition, the Company’s growth strategy may include the pursuit of selective acquisitions to execute its business plan.  The Company could also use the additional Common Stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments.  There are no specific acquisitions under consideration at this time.

PROPOSAL TWO
AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO CREATE A SERIES OF PREFERRED STOCK

Creation of a Series of Preferred Stock

General

On February 7, 2012, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest and directed that there be submitted to the holders of a majority of the Company’s voting stock for approval, the prospective amendment to the Third Article of the Company’s Articles of Incorporation to create a series of preferred stock, consisting of 10,000,000 shares, par value $0.001, the rights, privileges and preferences of which may be set by the Board of Directors without further shareholder approval (the “Preferred Stock Amendment”).

Reasons for the Preferred Stock Amendment

Currently, the Company is not authorized to issue preferred stock.  Even after giving effect to the Increase in Authorized Amendment, the Board of Directors does not believe the available number of unissued shares of Common Stock is an adequate number of shares to assure that there will be sufficient shares available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, stock dividends, stock splits, and other corporate purposes.  Therefore, the Board of Directors approved, in addition to the Increase in Authorized Amendment, the creation of a class of preferred stock as a means of providing the Company with the flexibility to act with respect to the issuance preferred stock in circumstances which they believe will advance the interests of the Company and its stockholders without the delay of seeking an amendment to the Certificate of Incorporation at that time.

If the Board of Directors elects to utilize preferred stock, it will approve a Certificate of Designations identifying the series (i.e. Series A, Series B., etc.) and setting forth the exact terms thereof.  The terms of any series of preferred stock and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

The Board of Directors is considering, and will continue to consider, various financing options, including the issuance of Common Stock or securities convertible into Common Stock from time to time to raise additional capital necessary to support future growth of the Company.  As a result of the Preferred Stock Amendment, the Board of Directors will have more flexibility to pursue opportunities to engage in possible future capital market transactions involving Common Stock or securities convertible into Common Stock, including, without limitation, public offerings or private placements of such Common Stock or securities convertible into Common Stock.  There are no specific financing transactions under consideration at this time.

In addition, the Company’s growth strategy may include the pursuit of selective acquisitions to execute its business plan.  The Company could also use the newly created preferred stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments.  There are no specific acquisitions under consideration at this time.

Additional Information

Ability of the Board to Issue Stock; Certain Issuances Requiring Shareholder Approval

The additional shares of Common Stock authorized by the Increase in Authorized Amendment, and the shares of preferred stock authorized by the Preferred Stock Amendment, may be issued for any proper purpose from time to time upon authorization by the Board of Directors, without further approval by the stockholders unless required by applicable law, rule or regulation, including, without limitation, rules of any trading market that the Company’s Common Stock may trade on at that time.  Shares may be issued for such consideration as the Board of Directors may determine and as may be permitted by applicable law.

Interest of the Directors and Officers of the Company in the Increase in Authorized Amendment and the Preferred Stock Amendment

The current officers and directors of the Company and the officers and directors of the Company when the Increase in Authorized Amendment and the Preferred Stock Amendment were approved by the Board of Directors do not have any substantial interest, direct or indirect, in the approval of the amendments, other than as stockholders of the Company.

Effects of the Increase in Authorized Amendment and the Preferred Stock Amendment

Neither the increase in authorized shares of Common Stock, nor the creation of a series of preferred stock, was approved as a means of preventing or dissuading a change in control or takeover of the Company.  However, use of these shares for such a purpose is possible.  Authorized but unissued or unreserved shares of either common or preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Company or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal.  In addition, they may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful.  The Board of Directors and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

The holders of Common Stock are not entitled to preemptive rights with respect to the issuance of additional Common Stock or securities convertible into or exercisable for Common Stock.  Accordingly, the issuance of additional shares of Common Stock or such other securities might dilute the ownership and voting rights of stockholders.

The holders of Common Stock will not realize any dilution in their percentage of ownership of our company or their voting rights as a result of the amendments.  However, issuances of significant numbers of additional shares of preferred stock or common stock in the future (i) will dilute stockholders’ percentage ownership of our company and (ii) if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares.

Neither the Increase in Authorized Amendment, nor the Preferred Stock Amendment, changes the terms of the Common Stock.  The additional Common Stock for which authorization is sought will have the same voting rights and liquidation rights, the same rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

The Increase in Authorized Amendment and the Preferred Stock Amendment are contained in the Certificate of Amendment attached to this Information Statement as Exhibit A and will be filed with the Nevada Secretary of State with an expected effective date of April __, 2012 (but is subject to review and approval by OTC Compliance at the Financial Industry Regulatory Authority (FINRA)).

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (2)	Amount	Percent of Class (1)

Common Stock	Robert W. Chance (3)	4,324,872	2.17%

Common Stock	Jody R. Hanley (3)	10.143,333	5.09%

Common Stock	Manuel Ruiz (3)	10,143,333	5.09%

Common Stock	Robert H. O’Connor (3)	5,192,978 (4)	2.61%

Common Stock	Brandon Spiker (3)	3,259,904	1.64%

Common Stock	David Marlow (3)	3,060,000	1.54%

Common Stock	Jeremy Briggs (3)	1,513,654 (5)	<1%

Common Stock	Randy Janey St. Katelijnevest 61, Bus 1-2 2000 Antwerpen, Belgium	11,225,000	5.64%

Common Stock	Cynthia Wiles 10301 Cutters Lane Potomac, MD 20854	10,000,000 (6)	5.02%

Common Stock	Trafalgar Capital, SARL c/o Carl F. Schoeppl, Esq. Schoeppl & Burke, P.A. 4651 North Federal Highway Boca Raton, FL 33431	9,795,821	4.92%

Common Stock	All Officers and Directors as a Group (7 persons)	37,638,074 (4)(5)	18.91%

(1)
Based on 199,138,702 shares outstanding as of the Record Date, February 13, 2012.  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Unless indicated otherwise, the address of the shareholder is c/o National Automation Services, Inc., 2470 Saint Rose Parkway, Suite 311, Henderson, NV 89074.

(3)	Indicates an officer and/or director of the Company

(4)
Includes (i) 225,000 shares of common stock held by immediate family members, (ii) 500,000 shares of common stock held by O’Connor Mortgage, an entity Mr. O’Connor controls, and (iii) 2,000,000 shares of common stock held by the O’Connor Trust, a trust of which Mr. O’Connor is the trustee.  In March 2008, Mr. O’Connor paid $25,000 to Victoria Financial Consultants to purchase an aggregate of 4,075,000 of the free-trading shares we originally issued to T-Beck and its designees pursuant to our reverse acquisition with our reverse acquisition with ISS, as described above in Item 1, as follows: T-Beck Capital (935,000 shares); Warren Street Investments (500,000 shares); Victoria Financial Consultants (1,950,000 shares); and Blake Williams (690,000 shares).  Despite the passing of approximately 19 months since his payment of the purchase price, Mr. O’Connor has not yet received any stock certificates, although he did receive separate Limited Powers of Attorney and Stock Powers signed by Blake Williams individually and by Ronald Williams on behalf of each corporate seller (such power of attorney became invalid in March 2009 when Ronald Williams died).  Mr. O’Connor believes that all these shares were seized by and now are in the possession of the FBI, and he does not know if or when such shares will be released to him.  Accordingly, Mr. O’Connor does not believe he has any voting or dispositive rights with respect to such shares, and he has not claimed beneficial ownership of these 4,075,000 shares and they are excluded from the amount of shares listed.

(5)	Includes 26,154 shares held by immediate family members.

(6)	Includes 1,000,000 shares held by Cameron Michael Wiles.

The Company is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  There are no classes of stock other than common stock issued or outstanding.

Change in Control

There are no arrangements, including any pledge by any person of our securities, known to us the operation of which may at a subsequent date result in a change in control of our company.

Identification of Officers and Directors

Our directors and executive officers, and their respective ages, positions and offices, are as follows:

Name	Age	Position

Robert H. O’Connor	66	Director of National Automation Services, Inc. (“NAS”)

Robert W. Chance	54	Director, President and Chief Executive Officer

Manuel Ruiz	46	Director and Secretary of NAS; Secretary of Intuitive System Solutions, Inc. (“ISS”)

Jody R. Hanley	49	Director of NAS; President of ISS

Brandon Spiker	41	Vice President of Operations of NAS; President of Intecon, Inc. (“Intecon”)

David Marlow	47	Vice President of Sales and Marketing of NAS; Vice President of Sales of Intecon

Jeremy W. Briggs	35	Vice President, Principal Financial Officer and Chief Accounting Officer of NAS

Robert H. O’Connor has served as a director since October 2, 2007, when we acquired ISS in a reverse merger.  Mr. O’Connor is the President and the owner of O’Connor Mortgage and Investment Company, which he established in 1981.  Mr. O’Connor has developed, built and acquired both commercial and residential properties, and he also is an investor in diverse early stage companies.

Robert W. Chance has served as a director and our President and Chief Executive Officer since October 2, 2007, when we completed our reverse merger with ISS; and he served as our acting Principal Financial Officer from September 2008 through December 2008 (Jeremy Briggs filled that position on January 1, 2009).  From July 2005 to June 2007, Mr. Chance was Chief Operations Officer of Nytrox Systems, which engaged in the business of manufacturing ozone generating equipment; and from October 2004 until October 2, 2007 he served as Vice President of ISS.  Prior to that time, he held management positions in Siemens and Johnson Controls, and worked for representatives of Honeywell and Fisher Controls International, over the course of his 30 year career in the automation and controls industry.

Manuel Ruiz has served as a director and our Secretary since October 2, 2007, when we reverse merged with ISS.  He has been Director of Engineering and the Controls Engineer of ISS since he co-founded it in April 2001.  Mr. Ruiz has over 21 years of experience and expertise in PLC system programming and design, including process control and electrical engineering, including working for Honeywell from 1996 to 2001, designing and building automation systems and industrial related control projects.

Jody R. Hanley has served as a director since October 2, 2007, when we reverse merged with ISS.  He has been the President of ISS since he co-founded it in April 2001.  Mr. Hanley has over 21 years of supervisory and managerial experience, including five years as a project manager and facility maintenance manager for Merck Medco, a Fortune 50 company.

Brandon Spiker has served as our Vice President of Operations since December 31, 2007, when we acquired Intecon Inc.  He has been the President of Intecon, Inc. since he co-founded it in March 1999.

David Marlow has served as our Vice President of Sales and Marketing since December 31, 2007, when we acquired Intecon, Inc.  He has been the Vice President of Sales of Intecon, Inc. since he co-founded it in March 1999. Mr. Marlow’s background is in sales and marketing of industrial process equipment and controls.

Jeremy Briggs has served as our Principal Financial Officer since January 1, 2009.  He also has served as our Vice President and Chief Accounting Officer since January 2009 (he has worked for us since July 2008, originally as Senior Accountant, and from October through December 2008 as Controller) and he is responsible for directing our overall accounting policies and functions.  He has over seven years of accounting experience working for both public and private companies, although he is not a certified public accountant.  He was a Staff Auditor at De Joya Griffith & Company, LLC, certified public accountants and consultants located in Henderson, Nevada, from February 2007 to June 2008.  He was a Divisional Accountant for Toll Brothers, Inc., a national builder of luxury homes, from May 2006 to February 2007. He was an Accounts Receivable/Bookkeeper for Bonotel Exclusive Travel, a Las Vegas, Nevada tour operator specializing in deluxe hotels and resorts throughout the U.S. and Canada, from November 2005 to May 2006.  From September 2004 to November 2005 Mr. Briggs was a full-time student.

Description of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001.  As of the Record Date, there were 199,138,702 shares of our common stock issued and outstanding, held by approximately 455 shareholders of record.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock.  We are not authorized to issue preferred stock.

Dividend Policy.  We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Stock Option Plan.  We have not approved any stock option plans.

Transfer Agent.  The transfer agent for our common stock is Worldwide Stock Transfer, LLC, 433 Hackensack Avenue, Level L, Hackensack, NJ 07601, telephone (201) 820-2008.

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended December 31, 2010 and 2009, by (i) our Chief Executive Officer (principal executive officer), (ii) our Principal Financial Officer, (iii) the four most highly compensated executive officers other than our CEO and PFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $70,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $70,000 during such fiscal year ends. We refer to all of these officers collectively as our “named executive officers”.

Name & Principal Position	Year	Salary ($) (3)	Bonus ($)	Stock Awards ($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert W. Chance,	2010	76,000	0	0		0	0	0	76,000
Chief Executive Officer	2009	76,000	0	8,000		0	0	0	84,000
Brandon Spiker,	2010	91,400	0	0		0	0	0	91,400
Vice President – Operations	2009	91,400	0	8,076		0	0	0	99,476
David Marlow,	2010	76,000	0	0		0	0	0	76,000
Vice President – Sales and Marketing;	2009	76,000	0	8,000		0	0	0	84,000
Manual Ruiz,	2010	76,000	0	0		0	0	0	76,000
Secretary; Secretary of ISS	2009	76,000	0	8,000		0	0	0	84,000
Jody R. Hanley,	2010	76,000	0	0		0	0	0	76,000
President of ISS	2009	76,000	0	8,000		0	0	0	84,000
Jeremy W. Briggs,	2010	61,600	0	0		0	0	0	61,600
Principal Financial Officer	2009	61,600	0	51,600	(1)	0	0	0	113,200

(1)             In 2009 we issued to this individual $50,000 of stock based compensation, an aggregate of 250,000 shares of our common stock based upon his employment agreement, 350,000 shares of our common stock in lieu of a base salary increase and bonus and 26,154 shares of our common stock, respectively, as part of our temporary salary reduction program implemented to save cash as we elected to apply our limited cash resources to other corporate purposes.

(2)             In 2009 issued common stock to our named executive officers in lieu of salary as part of our temporary salary reduction program implemented to save cash.

(3)             In 2009 we imposed a temporary 20% salary reduction on our employees and a temporary 50% salary reduction on our senior management.

Employment Contracts

Employment Agreements with Named Executive Officers

Robert Chance. Effective October 12, 2007, our ISS subsidiary entered into an employment agreement, as amended, with Robert Chance under which he agreed to devote his full working time to the discharge of his duties, such duties to be those which ISS may from time to time assign to him.  Pursuant to the agreement, we agreed to pay Mr. Chance a salary at the rate of $104,000 per year and to provide him with such supplemental benefits as we may from time to time provide to our full-time employees in similar positions as Mr. Chance. Mr. Chance is subject to certain non-compete restrictions for so long as he is employed by us and for a one-year period after the end of his employment. He is also subject to certain non-disclosure restrictions at all times during and after his employment. The term of the agreement is for a two-year period and will continue for successive periods of one year each, unless either party terminates the employment at the end of the initial term or any renewal term by giving written notice at least 30 days prior to the end of such term. Mr. Chance’s employment will terminate upon the first to occur of the expiration of the initial or any renewal term, as applicable, his death or total and permanent disability, our election to terminate him due to his material breach of any of his covenants under the employment agreement, or our election to terminate him for cause. We agreed to review his salary at annual intervals, and we may make any increases we deem appropriate. To the extent not covered by our disability insurance, if any, if Mr. Chance is unable to perform his services during the term of this agreement by reason of illness or incapacity, he shall receive his full compensation during the first two (2) months of such disability. If such disability should continue for longer than two (2) months, the compensation otherwise payable to Mr. Chance during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months. Mr. Chance’s full compensation shall be reinstated upon his return to employment and his discharge of his full duties hereunder. This provision shall not be operative until all benefits under our long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan. If Mr. Chance dies during the term of this agreement, we shall pay to his estate any salary which would have otherwise been earned for the balance of the month in which death occurred, plus two years of his then monthly base pay.

Brandon Spiker.  On December 26, 2007, in connection with our acquisition of Intecon Inc., we entered into an employment agreement with Mr. Spiker in which he agreed to accept a full-time senior management position with Intecon, initially as its President, for a 24-month term commencing January 1, 2008.  We agreed to pay him a minimum annual salary of $112,008, subject to such increases as we may approve.  As a retention bonus we issued to Mr. Spiker 1,500,000 shares of common stock, which we valued at $210,000 based on the closing market price on December 26, 2007 of $0.14 per share; provided, however, that if he voluntarily resigns before the end of the 24-month employment term he will forfeit 62,500 shares, being 1/24 of such 1,500,000 shares, for each month remaining during such term. On January 17, 2011, we amended our employment agreement with Brandon Spiker retaining him at his current salary of $126,000 and awarding him 1,000,000 shares of common stock as a retention bonus. As of February 28, 2011, the Company reduced his full-time status to part-time status until such time as our cash constraints and operations can be corrected.

David Marlow.  On December 26, 2007, we entered into an employment agreement with Mr. Marlow, all the material terms of which are identical to those of Mr. Spiker’s agreement except that Mr. Marlow serves as Intecon’s Vice President – Sales and his minimum annual salary is $89,808.  On December 30, 2010, we amended our employment agreement with David Marlow retaining him at his current salary of $104,000 and awarding him 1,000,000 shares of common stock as a retention bonus.

Jeremy Briggs.  On July 28, 2008, we entered into an employment agreement with Jeremy Briggs, as amended January 1, 2009, under which he agreed to devote his full working time as a Vice President and our Chief Accounting Officer.  Pursuant to the agreement, we agreed to pay Mr. Briggs a salary at the rate of $85,000 per year, to issue to him 250,000 shares of common stock which we valued at $32,500, and to provide him with such supplemental benefits as we may from time to time prove to our full-time employees in similar positions as Mr. Briggs.  Mr. Briggs is subject to certain non-compete restrictions for so long as he is employed by us and for a one-year period after the end of his employment.  He is also subject to certain non-disclosure restrictions at all times during and after his employment. The term of the agreement is for a one-year period and will continue for successive periods of one year each, unless either party terminates the employment at the end of the initial term or any renewal term by giving written notice at least 30 days prior to the end of such term.  Mr. Briggs’ employment will terminate upon the first to occur of the expiration of the initial or any renewal term, as applicable, his death or total and permanent disability, our election to terminate him due to his material breach of any of his covenants under the employment agreement, or our election to terminate him for cause.  We also may terminate Mr. Briggs without cause at any time, with unanimous approval of our Board of Directors, on at least one month written notice, in which event we must pay him his then base salary for one year plus the prorated amount of any discretionary incentive compensation to which he otherwise would have been entitled.  Mr. Briggs also would be entitled to such salary and incentive compensation if he terminates his employment for “good reason” (which term is not defined).  Mr. Briggs also may terminate his employment with us at any time on 30 days written notice.  We agreed to review his salary at annual intervals, and we may make any increases we deem appropriate.  To the extent not covered by our disability insurance, if any, if Mr. Briggs is unable to perform his services during the term of this agreement by reason of illness or incapacity, he shall receive his full compensation during the first two (2) months of such disability.  If such disability should continues for longer than two (2) months, the compensation otherwise payable to Mr. Briggs during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months.  Mr. Briggs’ full compensation shall be reinstated upon his return to employment and his discharge of his full duties thereunder.  This provision shall not be operative until all benefits under our long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan.  On January 17, 2011, we amended our employment agreement with Jeremy Briggs increasing his current salary of $85,000 to $100,000 and awarding him 750,000 shares of common stock as a retention bonus.

Certain Relationships and Related Transactions, and Director Independence

The following information summarizes transactions we have either engaged in during the last three years, or propose to engage in, involving our executive officers, directors, more than 5% stockholders, promoters or founders, or immediate family members of these persons, or promoter or founder, or immediate family of such persons, which equals either $120,000 or an aggregate one percent of the average of our total assets at the year end of our last two fiscal years, whichever is less:

Transaction with related persons

Described below are certain transactions and currently proposed transactions, from January 1, 2008, the beginning of our last two fiscal years, between us and our named executive officers, our directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including immediate family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $17,905 (being the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years), other than compensation arrangements that are otherwise described under “Executive Compensation.”

Borrowings:

As of December 31, 2010, we owed Mr. O’Connor $86,000 plus $15,050 in accrued interest.  In December 2009 Mr. O’Connor voluntarily returned 1,314,165 of the 1,357,143 shares previously issued to him as payment of the accrued late fees on the verbal loan.  After taking into account the return of these shares, interest accrued from inception of the verbal loan at a 10% annual rate, consistent with our corporate policy for interest payable on loans from related parties such as directors.

As of December 31, 2010, we owed Mr. Hanley $79,913 plus $42,801 in accrued interest.

Compensation, Etc.

We also have issued to our named executive officers common stock as compensation in addition to the amounts of salary set forth in their respective employment agreements, as follows:

To Jeremy Briggs:  On March 28, 2011, we issued 750,000 shares for employment retention; On July 16, 2009, we issued 350,000 shares valued at $17,500 in lieu of a salary increase.

To Brandon Spiker:  On March 28, 2011, we issued 1,000,000 shares for employment retention.

To David Marlow:  On March 28, 2011, we issued 1,000,000 shares for employment retention

In July 2009, we issued common stock to our named executive officers in lieu of salary as part of our temporary salary reduction program implemented to save cash, valuing the shares at $0.10 each, as follows:

Jeremy Briggs:	26,154 shares
Robert Chance:	80,000 shares
Jody Hanley:	80,000 shares
David Marlow:	80,000 shares
Manuel Ruiz:	80,000 shares
Brandon Spiker:	80,769 shares

In March 2011, we issued common stock to our named executive officers in lieu of salary as part of our temporary salary reduction program implemented to save cash, valuing the shares at $0.10 each, as follows:

Jeremy Briggs:	137,500 shares
Jody Hanley:	580,000 shares
David Marlow:	390,000 shares
Manuel Ruiz:	580,000 shares
Brandon Spiker:	559,135 shares

On January 28, 2009, we issued to Gianpiero Balestrieri 2,000,000 shares (which we valued at $240,000 based on the $0.12 closing market price of our common stock on January 23, 2009, the day we authorized such issuance) in consideration of all corporate, operational and acquisitions advisory services to be rendered by him after July 31, 2009, i.e., we are not obligated to pay him any additional compensation for his services to us after that date.  As a result of this stock award Mr. Balestrieri became the holder of 4,500,000 shares, representing more than 5% of our outstanding common stock, a classification which applied to him until September 15, 2009, when we issued additional shares to third parties.  (Prior to the January 2009 stock award Mr. Balestrieri owned 2,500,000 shares, of which (a) on July 21, 2008 we issued 500,000 shares (which we valued at $135,000 based on the $0.27 closing market price of our common stock on that day) to retain his advisory services and (b) on August 14, 2008 we issued an additional 2,000,000 shares (which we valued at $460,000 based on the $0.23 closing market price of our common stock on August 8, 2008, the day we authorized such issuance) as compensation for services rendered and to be rendered by him through July 31, 2009.)  NAS originally had a written advisory agreement with Mr. Balestrieri dated July 16, 2008 for him to serve as the exclusive financial advisor to our board of directors, but three days later it was voided by the parties by mutual agreement, principally to allow NAS the flexibility to hire other advisors if it so desired and also to expand the scope of Mr. Balestrieri’s duties to include corporate, operational and acquisitions advisory services to Management; and he has served continuously without a written agreement.  The amounts of his 2008 and 2009 share grants were based on a mutual determination that (a) the value thereof represented a reasonable cost to NAS to obtain the services of an executive with Mr. Balestrieri’s experience at times when NAS did not have available or did not wish to expend for his services an equivalent amount of cash, and (b) such shares would provide sufficient incentive to Mr. Balestrieri.  Mr. Balestrieri has brought to NAS approximately 18 years of executive experience in budgeting and creating and executing corporate and growth strategies (both internal growth and growth by strategic acquisition) obtained through his prior employment as an executive with General Electric, Optiglobe and Bechtel, among other things.

Promoters and certain control persons

We have no knowledge of any person who would be deemed a “promoter” of our company during the past five years within the meaning of Rule 405 under the Securities Act, except as noted in our registration statement Form 10/A filed on March 3, 2010.

Indemnification of Directors and Officers

Indemnification under Nevada Law

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, we, as a corporation organized in Nevada, may indemnify our directors, officers, employees and agents in accordance with the following:

(a)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions, Bylaws and Other Arrangements of the Registrant

Article IX of our bylaws allows us to indemnify of any and all persons who serve as a director, officer, employee or agent of our company to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Director Independence

There are no members of our board of directors who would be considered an “independent” director under the definition of “independence” set forth in NASDAQ Rule 5605(a)(2).

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with that act, we file reports, proxy statements and other information with the Securities and Exchange Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials can also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock trades on the OTCQB tier maintained by OTC Markets Group, Inc. under the symbol “NASV”

By order of the Board of Directors

/s/ Robert W. Chance
Robert W. Chance, Chief Executive Officer

March 19, 2012
Henderson, Nevada

CONSENT AND PROXY
NATIONAL AUTOMATION SERVICES, INC.
2470 Saint Rose Parkway, Suite 311, Henderson, NV  89074

(THIS CONSENT AND PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS)

The undersigned hereby CONSENTS to the taking of the below described actions, and appoints ROBERT W. CHANCE, as proxy for the undersigned, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes, to represent and to vote, as designated herein (if no direction is made, this Proxy will be voted FOR both Proposal 1 and Proposal 2), all of the shares of National Automation Services, Inc. (the “Company”) standing in the name of the undersigned

Please mark your votes as indicated in this proxy

	FOR	AGAINST	ABSTAIN

ITEM 1 - TO AMEND THE ARTICLES OF
INCORPORATION OF NATIONAL AUTOMATION
SERVICES, INC. TO INCREASE THE	☐	☐	☐
AUTHORIZED COMMON STOCK TO 1 BILLION
SHARES.

ITEM 2 – TO AMEND THE ARTICLES OF
INCORPORATION OF NATIONAL AUTOMATION
SERVICES, INC. TO CREATE A CLASS	☐	☐	☐
OF PREFERRED STOCK.

Signature(s)		Date

(Print Name)

NOTE:  Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

EXHIBIT A

CERTIFICATE OF AMENDMENT

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
ABOVE SPACE IS FOR OFFICE USE ONLY
USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
National Automation Services, Inc.
2. The articles have been amended as follows: (provide article numbers, if available)
Article 3, Shares, is restated in its entirety as follows:

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is One Billion (1,000,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

[continued on Attachment]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
Majority

4. Effective date of filing: (optional)	4/18/12
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X
Signature of Officer
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

A-1

ATTACHMENT TO
ARTICLES OF INCORPORATION
OF
NATIONAL AUTOMATION SERVICES, INC.

3.           This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”.  The total number of shares of Common Stock which this Corporation is authorized to issue is One Billion (1,000,000,000) shares, par value $0.001.  The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A-2